Exhibit 99.1

Unum Elects Kabat to Board of Directors

CHATTANOOGA, Tenn.--(BUSINESS WIRE)--Unum Group announced today that Kevin T. Kabat, chairman, president and CEO of Fifth Third Bancorp, has been elected to serve as a director of the company.

Mr. Kabat has nearly 30 years of experience in the financial services and banking industry. He began his career with Merchants National Bank in Indianapolis as an organizational consultant in 1980. Two years later, he joined Old Kent Financial Corporation, where he held a number of management and executive positions including vice chairman and president of Old Kent Financial Corporation. In 2001, Kabat joined Fifth Third Bank as president and chief executive officer of its Western Michigan affiliate. He later became executive vice president of retail and affiliate banking for Fifth Third Bancorp, was named president and chief executive officer in 2007, and earlier this month was elected chairman of the board of directors.

“We are very fortunate to have Kevin join our board of directors,” said Jon S. Fossel, chairman of the board. “With nearly three decades of financial services leadership experience, he brings a wealth of knowledge to our board, further strengthening its governance capabilities. I am confident his expertise and strategic insight will be a tremendous asset to Unum.”

Mr. Kabat becomes one of eight new directors named to the Unum board since 2004. The board now has 12 directors.

About Unum

Unum (www.unum.com) is one of the leading providers of employee benefits products and services in the United States and the United Kingdom. Through its subsidiaries, Unum Group provided more than $6 billion in total benefits to customers in 2007.

CONTACT:
Unum Group
Media:
Jim Sabourin, 423-294-6043
or
Investors:
Tom White, 423-294-8996
or
Madhavi Venkatesan, 423-294-1630